CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Income Auto-Callable Securities due 2014	$4,995,250	$579.95

March 2011 Pricing Supplement No. 712 Registration Statement No. 333-156423 Dated March 15, 2011 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities
Contingent Income Auto-Callable Securities due March 18, 2014
Based on the Performance of the American Depositary Shares of Barclays PLC
The securities are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  The securities provide for contingent semi-annual payments based on the closing pricing of the underlying stock on each determination date and, at maturity, will pay an amount that will vary depending on the closing price of the underlying stock on the final determination date, subject to the automatic early redemption feature of the securities. The payment at maturity may be less, and possibly significantly less, than the stated principal amount per security and you may lose your entire investment.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying shares:	Barclays PLC American Depositary Shares (“Barclays ADSs”), each Barclays ADS representing four 25p ordinary shares of Barclays PLC (“Barclays ordinary shares”)
Aggregate principal amount:	$4,995,250
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	March 15, 2011
Original issue date:	March 18, 2011 (3 business days after the pricing date)
Maturity date:	March 18, 2014
Early redemption:
If, on any of the first five determination dates, the determination closing price of the underlying shares is greater than the initial share price, the securities will be automatically redeemed for an early redemption payment on the fifth business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent semi-annual payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent semi-annual payment:
•   If on any determination date, the determination closing price or the final share price, as applicable, is greater than the downside threshold level, we will pay a contingent semi-annual payment of $0.615 (6.15% of the stated principal amount) per security on the related contingent payment date.
•   If on any determination date, the determination closing price or the final share price, as applicable, is less than or equal to the downside threshold level, no contingent semi-annual payment will be made with respect to that determination date.

Determination dates:	September 13, 2011; March 13, 2012; September 13, 2012; March 13, 2013; September 13, 2013; and March 13, 2014. We also refer to March 13, 2014 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the fifth business day after the related determination date.  The payment of the contingent semi-annual payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent semi-annual payment with respect to the final determination date
	• If the final share price is less than or equal to the downside threshold level:	(i) the stated principal amount times (ii) the share performance factor
Share performance factor:	The final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Downside threshold level:	$13.314, which is equal to 70% of the initial share price
Initial share price:	$19.02, which is the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final determination date times the adjustment factor on such date
CUSIP:	61760E812
ISIN:	US61760E8122
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10	$0.25	$9.75
Total	$4,995,250	$124,881.25	$4,870,368.75

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $ 0.25 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Auto-Callable Securities dated August 20, 2009	Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Contingent Income Auto-Callable Securities due March 18, 2014
Based on the Performance of the American Depositary Shares of Barclays PLC

Fact Sheet

The securities are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement.  The securities provide a contingent semi-annual payment equal to 6.15% of the stated principal amount with respect to each determination date on which the closing price of the underlying shares is greater than the downside threshold level.  The securities will be automatically redeemed if the closing price of the underlying shares is greater than the initial price on any determination date.  Investors must be willing to accept the risk of not receiving any contingent semi-annual payments and also the risk of losing some or all of their principal, which will occur if the securities are not redeemed prior to maturity and the final share price is less than or equal to the downside threshold level, in which case you will receive a cash payment significantly less than the stated principal amount per security and you may lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 15, 2011	March 18, 2011 (3 business days after the pricing date)	March 18, 2014
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Barclays ADSs, each Barclays ADS representing four Barclays ordinary shares
Aggregate principal amount:	$4,995,250
Stated principal amount:	$10 per security
Issue price:	$10 per security
Early redemption:
If, on any of the first five determination dates, the determination closing price of the underlying shares is greater than the initial share price, the securities will be automatically redeemed for an early redemption payment on the fifth business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent semi-annual payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date times the adjustment factor on such determination date
Contingent semi-annual payment:
•  If on any determination date, the determination closing price or the final share price, as applicable, is greater than the downside threshold level, we will pay a contingent semi-annual payment of $0.615 (6.15% of the stated principal amount) per security on the related contingent payment date.
•  If on any determination date, the determination closing price or the final share price, as applicable, is less than or equal to the downside threshold level, no contingent semi-annual payment will be made with respect to that determination date.

Determination dates:	September 13, 2011; March 13, 2012; September 13, 2012; March 13, 2013; September 13, 2013; and March 13, 2014. We also refer to March 13, 2014 as the final determination date.
Contingent payment dates:
With respect to each determination date other than the final determination date, the fifth business day after the related determination date. The payment of the contingent semi-annual payment, if any, with respect to the final determination date will be made on the maturity date.

Record date:	One business day prior to the related contingent payment date.
Payment at maturity:	• If the final share price is greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent semi-annual payment with respect to the final determination date
	• If the final share price is less than or equal to the downside threshold level:	(i) the stated principal amount times (ii) the share performance factor
Share performance factor:	The final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Downside threshold level:	$13.314, which is equal to 70% of the initial share price
Initial share price:	$19.02, which is the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the final determination date times the adjustment factor on such date
Postponement of maturity date:
If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 12.

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Based on the Performance of the American Depositary Shares of Barclays PLC

Market disruption event:
The following replaces “market disruption event” in the accompanying prospectus supplement for auto-callable securities in its entirety.

“market disruption event” means, with respect to Barclays ADSs (or, if applicable, Barclays ordinary shares):

(i)           a suspension, absence or material limitation of trading of Barclays ADSs or Barclays ordinary shares on the primary market for Barclays ADSs or Barclays ordinary shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Barclays ADSs or Barclays ordinary shares as a result of which the reported trading prices for Barclays ADSs or Barclays ordinary shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Barclays ADSs or Barclays ordinary shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)           a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on Barclays ADSs or Barclays ordinary shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Barclays ADSs or Barclays ordinary shares and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Barclays ADSs or Barclays ordinary shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution adjustments:
The following replaces the section entitled "Antidilution Adjustments" in the accompanying prospectus supplement for auto-callable securities in its entirety.

1. If Barclays ordinary shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying stock, provided, however, that if (and to the extent that) Barclays PLC or the depositary for Barclays ADSs has adjusted the number of Barclays ordinary shares represented by each Barclays ADS so that the price of Barclays ADSs would not be affected by such stock split or reverse stock split, no adjustment shall be made to the adjustment factor.

2. If Barclays ordinary shares are subject (i) to a stock dividend (issuance of additional shares of Barclays ordinary shares) that is given ratably to all holders of Barclays ordinary shares or (ii) to a distribution of Barclays ordinary shares as a result of the triggering of any provision of the corporate charter of Barclays PLC, then once the dividend has become effective and Barclays ADSs are trading ex-dividend, the adjustment factor will be proportionally adjusted; provided, however, that if (and to the extent that) Barclays PLC or the depositary for Barclays ADSs has adjusted the number of Barclays ordinary shares represented by each Barclays ADS so that the price of Barclays ADSs would not be affected by such stock dividend or stock distribution, no adjustment shall be made to the adjustment factor.

3. If Barclays PLC issues rights or warrants to all holders of Barclays ordinary shares to subscribe for or purchase Barclays ordinary shares at an exercise price per share less than the closing price of Barclays ordinary shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the securities, then the adjustment factor will be proportionally adjusted; provided, however, that if (and to the extent that) Barclays PLC or the depositary for Barclays ADSs has adjusted the number of Barclays ordinary shares represented by each Barclays ADS so that the price of Barclays ADSs would not be affected by such rights or warrants, no adjustment shall be made to the adjustment factor.

4. There will be no adjustments to the adjustment factor to reflect cash dividends or other distributions paid with respect to Barclays ordinary shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and extraordinary dividends as described below.  A cash dividend or other distribution with respect to Barclays ADSs will be deemed to be an “extraordinary dividend” if such cash dividend or distribution exceeds the immediately preceding non-extraordinary dividend for the underlying stock by an amount equal to at least 10% of

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the closing price of Barclays ADSs (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in Barclays ADSs on the primary U.S. organized securities exchange or trading system on which Barclays ADSs are traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such extraordinary dividend.  If an extraordinary dividend occurs with respect to Barclays ADSs, the adjustment factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such extraordinary dividend so that the new adjustment factor will equal the product of (i) the then current adjustment factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount.  The “extraordinary dividend amount” with respect to an extraordinary dividend for Barclays ADSs will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per Barclays ADS of such extraordinary dividend minus the amount per Barclays ADS of the immediately preceding non-extraordinary dividend for Barclays ADSs or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per Barclays ADS of such extraordinary dividend.  To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive.  A distribution on Barclays ADSs described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an extraordinary dividend shall cause an adjustment to the adjustment factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If (i) there occurs any reclassification or change of Barclays ordinary shares, including, without limitation, as a result of the issuance of any tracking stock by Barclays PLC, (ii) Barclays PLC or any surviving entity or subsequent surviving entity of Barclays PLC (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Barclays PLC or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) Barclays PLC is liquidated, (v) Barclays PLC issues to all of its shareholders equity securities of an issuer other than Barclays PLC (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding Barclays ordinary shares (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption date or at maturity for each security will be as follows:

•      Upon any determination date following the effective date of a reorganization event and prior to the final determination date:  If the exchange property value (as defined below) is greater than the initial share price, the securities will be automatically redeemed for an early redemption payment.

•      Upon the final determination date, if the securities have not been previously automatically redeemed:  You will receive for each security that you hold a payment at maturity equal to:

➢      If the exchange property value on the final determination date is greater than the downside threshold level:  (i) the stated principal amount plus (ii) the contingent semi-annual payment with respect to the final determination date, if any.

➢      If the exchange property value on the final determination date is less than or equal to the downside threshold level: (i) the stated principal amount times (ii) the share performance factor. The share performance factor used to calculate the payment at maturity in such circumstances shall be equal to (i) the exchange property value divided by (ii) the initial share price.

Following the effective date of a reorganization event, the contingent semi-annual payment will be payable for each determination date on which the exchange property value is greater than the downside threshold level.

“Exchange property” shall include securities, cash or any other assets distributed to holders of Barclays ADSs in or as a result of any reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of Barclays ADSs, (B) in the case of a spin-off event, the share of Barclays ADSs with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where Barclays ADSs continue to be held by the holders receiving such distribution, Barclays ADSs.

If exchange property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value is less than or equal to the initial share price or less than or equal to the downside threshold level, “exchange property value” means (x) for any cash received in any reorganization event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one Barclays ADS, as adjusted by the adjustment factor at the time of such reorganization event, (y) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such exchange property received

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for one Barclays ADS, as adjusted by the adjustment factor at the time of such reorganization event and (z) for any security received in any such reorganization event, an amount equal to the closing price, as of the day on which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each Barclays ADS, as adjusted by the adjustment factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, all references in this prospectus supplement to “the underlying shares” shall be deemed to refer to the exchange property and references to a “share” or “shares” of the underlying shares shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

No adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the adjustment factor then in effect.  The adjustment factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the adjustment factor will be made up to the close of business on the final determination date.

No adjustments to the adjustment factor or method of calculating the adjustment factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the determination closing price or the final share price of the underlying shares, including, without limitation, a partial tender or exchange offer for the underlying shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the adjustment factor or to the method of calculating the amount payable at maturity of the securities made pursuant to paragraph 5 above upon written request by any investor in the securities.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61760E812
ISIN:	US61760E8122
Minimum ticketing size:	100 securities
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price”; and
•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

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•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law and subject to the discussion below under “—Tax Consequences to Non-U.S. Holders,” you agree with us to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a contingent semi-annual payment which will be treated as gross income to you at the time received or accrued in accordance with your method of accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•          a citizen or resident of the United States;
•          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
•          an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Semi-Annual Payment.  Any contingent semi-annual payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange, early redemption or settlement, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

 Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of

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owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, early redemption or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•          an individual who is classified as a nonresident alien;
•          a foreign corporation; or
•          a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•              a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•              certain former citizens or residents of the United States; or
•              a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent semi-annual payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, regardless of whether the Non-U.S. Holder recognizes overall gain or loss on the securities.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S.

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Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent semi-annual payment and may be filed with the IRS in connection with the payment on the securities at maturity and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase & Co., N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in Barclays ADSs or Barclays ordinary shares and in futures and/or options contracts on Barclays ADSs or Barclays ordinary shares.  Such purchase activity could have increased the initial share price and, as a result, the downside threshold level which is the price above which the underlying shares must close on each determination date in order for you to earn a contingent semi-annual payment and, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an

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exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.25 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for auto-callable securities.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement for auto-callable securities and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$20
Hypothetical Downside Threshold Level:	$14, which is 70% of the initial share price
Hypothetical Adjustment Factor:	1.0
Contingent Semi-Annual Payment:	$0.615 (6.15% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than the hypothetical initial share price of $20 on one of the first five determination dates.  Because the determination closing price is greater than the initial share price on one of the first five determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination closing price on the first five determination dates is less than or equal to the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.
	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Semi-Annual Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Semi-Annual Payment	Early Redemption Amount
#1	$15	$0.615	N/A	$15	$0.615	N/A
#2	$21	—*	$10.615	$12	$0	N/A
#3	N/A	N/A	N/A	$18	$0.615	N/A
#4	N/A	N/A	N/A	$25	—*	$10.615
#5	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent semi-annual payment with respect to the determination date on which the determination closing price is greater than the initial share price and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the second determination date as the determination closing price on the second determination date is greater than the initial share price.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent semi-annual payment = $10 + $0.615 = $10.615

In this example, the early redemption feature limits the term of your investment to one year and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, the securities are automatically redeemed following the fourth determination date as the determination closing price on the fourth determination date is greater than the initial share price.  As the determination closing prices on the first and third determination dates are greater than the downside threshold level, you receive the contingent payment of $0.615 with respect to each such determination date.  Following the fourth determination date, you receive an early redemption amount of $10.615, which includes the contingent semi-annual payment with respect to the fourth determination date.

In this example, the early redemption feature limits the term of your investment to two years and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying shares has appreciated by 25% from its initial share price on the fourth determination date, you only receive $10.615 per security and do not benefit from such appreciation.

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	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Semi-Annual Payment	Early Redemption Amount	Hypothetical Determination Closing Price	Contingent Semi-Annual Payment	Early Redemption Amount
#1	$13	$0	N/A	$13	$0	N/A
#2	$12	$0	N/A	$12	$0	N/A
#3	$11	$0	N/A	$11	$0	N/A
#4	$12	$0	N/A	$12	$0	N/A
#5	$13	$0	N/A	$19	$0.615	N/A
Final Determination Date	$14	$0	N/A	$16	—*	N/A
Payment at Maturity	$7.00			$10.615
* The final contingent semi-annual payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪
In Example 3, the closing price of the underlying shares remains at or below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares.  Your payment at maturity is calculated as follows:

$10 × ($14/$20) = $7.00
In this example, you receive a payment at maturity per security which is significantly less than the stated principal amount.

▪
In Example 4, the closing price of the underlying shares decreases to a final share price of $16.  Although the final share price is less than the initial share price, because the final share price is still greater than the downside threshold level, you receive the stated principal amount plus a contingent semi-annual payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.615 = $10.615
In this example, although the final share price represents a 20% decline from the initial share price, you receive the stated principal amount per security plus the contingent semi-annual payment, equal to a total payment of $10.615 per security at maturity.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and the accompanying prospectus.  You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final share price is less than or equal to the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and such payment will represent a loss of at least 30% on your initial investment and could be zero.

▪
The contingent semi-annual payment is based solely on the determination closing price or the final share price, as applicable.  Whether the contingent semi-annual payment will be made with respect to a determination date will be based on the determination closing price or the final share price, as applicable.  As a result, you will not know whether you will receive the contingent semi-annual payment until the related determination date.  Moreover, because the contingent semi-annual payment is based solely on the determination closing price on a specific determination date or the final share price, as applicable, if such determination closing price or final share price is less than or equal to the downside threshold level, you will not receive any contingent semi-annual payment with respect to such determination date, even if the closing price of the underlying shares was higher on other days during the term of the securities.

▪
You will not receive any contingent semi-annual payment for any semi-annual period where the determination closing price is less than or equal to the downside threshold level.  A contingent semi-annual payment will be made with respect to a semi-annual period only if the determination closing price is greater than the downside threshold level.  If the determination closing price remains at or below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent semi-annual payments.

▪
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares from the initial share price, and the return on the securities will be limited to the contingent semi-annual payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than the downside threshold level.  It is possible that the closing price of the underlying shares could be at or below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent semi-annual payments.  If you do not earn sufficient contingent semi-annual payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The value of Barclays ADSs is subject to currency exchange rate risk. Barclays ADSs, which are quoted and traded in U.S. dollars, may trade differently from Barclays ordinary shares, which are quoted and traded on the London Stock Exchange in British pounds.  Fluctuations in the exchange rate between the British pound and the U.S. dollar may affect the market price of Barclays ADSs, which may consequently affect the market value of the securities. The exchange rates between the British pound and the U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the United Kingdom and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the United Kingdom, the United States and other jurisdictions important to international trade and finance.

▪
Early redemption risk. The term of your investment in the securities may be limited to as short as six months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent semi-annual payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the closing price of the underlying shares on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	whether the determination closing price has been at or below the downside threshold level on any determination date,

o	dividend rates on the underlying shares,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares and which may affect the final share price of the underlying shares,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon automatic redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying shares.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.

▪
No affiliation with Barclays PLC.  Barclays PLC is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities.  We have not made any due diligence inquiry with respect to Barclays PLC in connection with this offering.

▪
We may engage in business with or involving Barclays PLC without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Barclays PLC without regard to your interests, and thus may acquire non-public information about Barclays PLC. Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Barclays PLC, which may or may not recommend that investors buy or hold the underlying shares.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying shares, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the underlying shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the underlying shares or anyone else makes a partial tender or partial exchange offer for the underlying shares, nor will adjustments be made following the

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final determination date.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying shares), including trading in Barclays ADSs or Barclays ordinary shares.  Some of our subsidiaries also trade Barclays ADSs or Barclays ordinary shares and other financial instruments related to Barclays ADSs or Barclays ordinary shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, as a result, the downside threshold level which is the price above which the underlying shares must close on each determination date in order for you to earn a contingent semi-annual payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying shares on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. has determined the initial share price and will determine the the final share price, whether the contingent semi-annual payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events, may affect the payout to you upon an automatic early redemption or at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  Subject to that discussion, you agree with us to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a contingent semi-annual payment which will be treated as gross income to you at the time received or accrued in accordance with your method of accounting.  If the IRS were successful in asserting an alternative

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treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent semi-annual payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Information about the Underlying Shares

Barclays PLC. Barclays PLC is engaged in retail and commercial banking, credit cards, investment banking and wealth management.  The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by Barclays PLC pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-09246 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Barclays PLC may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the securities referenced hereby and does not relate to the underlying shares or other securities of Barclays PLC.  We have derived all disclosures contained in this document regarding Barclays ADSs and Barclays ordinary shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Barclays PLC.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Barclays PLC is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Barclays PLC could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

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Based on the Performance of the American Depositary Shares of Barclays PLC

Historical Information

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying shares for each quarter in the period from January 1, 2008 through March 15, 2011.  The closing price of the underlying shares on March 15, 2011 was $19.02.  The associated graph shows the closing prices of the underlying shares for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying shares should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying shares at any time, including the determination dates.

Barclays PLC American Depositary Shares (CUSIP 06738E204)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	41.39	32.27	–
Second Quarter	39.89	23.15	1.78555
Third Quarter	32.50	20.76	–
Fourth Quarter	25.90	7.37	0.853208
2009
First Quarter	10.97	3.07	–
Second Quarter	20.50	9.30	–
Third Quarter	25.39	18.41	–
Fourth Quarter	25.15	17.41	0.06547
2010
First Quarter	22.08	16.44	0.09037
Second Quarter	23.66	15.89	0.0581
Third Quarter	21.85	15.87	0.061726
Fourth Quarter	19.70	16.14	0.062699
2011
First Quarter (through March 15, 2011)	21.64	16.77	–

Barclays PLC American Depositary Shares – Daily Closing Prices January 1, 2008 to March 15, 2011

March 2011	Page 17

Contingent Income Auto-Callable Securities due March 18, 2014
Based on the Performance of the American Depositary Shares of Barclays PLC

Currency Exchange Information

The following table sets forth the high, low and end-of-quarter U.S. dollar/British pound exchange rates for each quarter in the period from January 1, 2006 through March 15, 2011.  We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification.  The historical exchange rates for the British pound should not be taken as an indication of future performance.

British pound Historical High, Low and Period End Exchange Rates January 1, 2006 through March 15, 2011 (expressed as number of U.S. dollar per British pound)
British pound	High	Low	Period End
2006
First Quarter	1.7875	1.7199	1.7372
Second Quarter	1.8946	1.7392	1.8483
Third Quarter	1.9079	1.8184	1.8721
Fourth Quarter	1.9816	1.8535	1.9588
2007
First Quarter	1.9813	1.9205	1.9678
Second Quarter	2.0087	1.9626	2.0087
Third Quarter	2.0626	1.9812	2.0472
Fourth Quarter	2.1075	1.9774	1.9850
2008
First Quarter	2.0335	1.9418	1.9837
Second Quarter	1.9979	1.9455	1.9923
Third Quarter	2.0059	1.7531	1.7805
Fourth Quarter	1.7714	1.4392	1.4593
2009
First Quarter	1.5216	1.3753	1.4323
Second Quarter	1.6591	1.4468	1.6458
Third Quarter	1.6989	1.5882	1.5982
Fourth Quarter	1.6818	1.5799	1.6170
2010
First Quarter	1.6362	1.4813	1.5184
Second Quarter	1.5496	1.4334	1.4945
Third Quarter	1.5953	1.5032	1.5716
Fourth Quarter	1.6268	1.5368	1.5612
2011
First Quarter (through March 15, 2011)	1.6325	1.5473	1.6078

March 2011	Page 18

Contingent Income Auto-Callable Securities due March 18, 2014
Based on the Performance of the American Depositary Shares of Barclays PLC

British Pound/ U.S. Dollar Daily Exchange Rates January 1, 2006 through March 15, 2011

The exchange rates between the British pound and the U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the United Kingdom and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the United Kingdom, the United States and other jurisdictions important to international trade and finance.

March 2011	Page 19

Contingent Income Auto-Callable Securities due March 18, 2014
Based on the Performance of the American Depositary Shares of Barclays PLC

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for auto-callable securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for auto-callable securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for auto-callable securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Auto-Callable Securities dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for auto-callable securities or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

March 2011	Page 20